SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                                 (Amendment No.)


Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]
Check the appropriate box:
   [ ]   Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]   Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             FFY Financial Corp.
  ---------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


  ---------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


   Payment of Filing Fee (Check the appropriate box):
   [x]   No fee required
   [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         (1)   Title of each class of securities to which transaction applies:

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         (2)   Aggregate number of securities to which transaction applies:

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         (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4)   Proposed maximum aggregate value of transaction:

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         (5)   Total fee paid:

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   [ ]   Fee paid previously with preliminary materials.
   [ ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)   Amount previously paid:

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         (2)   Form, Schedule or Registration Statement No.:

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               ---------------------------------------------------------------



                      [FFY FINANCIAL CORP. LETTERHEAD]


                                                         September 20, 1999


Dear Fellow Stockholder:

      On behalf of the Board of Directors and management of FFY Financial Corp., I cordially invite you to attend the Annual Meeting of Stockholders of the Corporation. The Meeting will be held at 10:00 a.m., Youngstown, Ohio time, on October 20, 1999, at The Holiday Inn, 7410 South Avenue, Youngstown, Ohio.

       The Meeting is for the purpose of considering and acting upon the election of three directors of the Corporation and the ratification of the appointment of KPMG LLP as the Corporation's independent auditor. In addition, the Meeting will include management's report on the Corporation's financial and operating performance for the fiscal year ended June 30, 1999.

      I encourage you to attend the Meeting in person. Whether or not you plan to attend, however, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy and return it in the accompanying postpaid return envelope as promptly as possible. This will save the Corporation additional expense in soliciting proxies and will ensure that your shares are represented at the Meeting.

      Thank you for your attention to this important matter.

                                       Very truly yours,



                                       Jeffrey L. Francis
                                       President and Chief Executive Officer


                             FFY FINANCIAL CORP.
                          724 Boardman-Poland Road
                           Youngstown, Ohio  44512


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       To be Held on October 20, 1999


      Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of FFY Financial Corp. (the "Corporation") will be held at 10:00 a.m., Youngstown, Ohio time, on October 20, 1999, at The Holiday Inn, 7410 South Avenue, Youngstown, Ohio.

      A proxy card and a Proxy Statement for the Meeting are enclosed. The Meeting is for the purpose of considering and acting upon the election of three directors of the Corporation, the ratification of the appointment of KPMG LLP as the Corporation's independent auditor for the fiscal year ending June 30, 2000 and such other matters as may properly come before the Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the Meeting.

      Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on August 31, 1999 are the stockholders entitled to vote at the Meeting and any adjournments or postponements thereof.

      You are requested to complete, sign and date the enclosed proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed postpaid return envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                       By Order of the Board of Directors,


                                       J. Craig Carr
                                       Secretary

Youngstown, Ohio
September 20, 1999

----------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
----------------------------------------------------------------------------


                               PROXY STATEMENT

                             FFY Financial Corp.
                          724 Boardman-Poland Road
                           Youngstown, Ohio  44512

                       ANNUAL MEETING OF STOCKHOLDERS
                              October 20, 1999

                                INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of FFY Financial Corp. (the "Corporation") to be used at the Annual Meeting of Stockholders of the Corporation (the "Meeting"), to be held at The Holiday Inn, 7410 South Avenue, Youngstown, Ohio, on October 20, 1999, at 10:00 a.m., Youngstown, Ohio time and at all adjournments or postponements of the Meeting. The accompanying Notice of Meeting and form of proxy and this Proxy Statement are first being mailed to stockholders on or about September 20, 1999. Certain of the information provided herein relates to First Federal Savings Bank of Youngstown ("First Federal" or the "Bank"), a wholly owned subsidiary and the predecessor of the Corporation.

      At the Meeting, the stockholders of the Corporation are being asked to consider and vote upon the election of three directors of the Corporation and the ratification of the appointment of KPMG LLP as the Corporation's independent auditor for the fiscal year ending June 30, 2000.

      On January 19, 1999, the Corporation announced a 100% stock dividend, which is equivalent to a two-for-one stock split, that was paid on March 5, 1999 to shareholders of record on February 19, 1999 (the "Stock Dividend"). Consequently, all share and per share data have been restated as a result of the Stock Dividend.

Voting Rights and Proxy Information

      All shares of common stock, par value $.01 per share, of the Corporation (the "Common Stock") represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for election of the nominees for director named herein and for the ratification of the appointment of the independent auditor. The Corporation does not know of any matters, other than as described in the Notice of Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment.

      A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Corporation at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Corporation at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to J. Craig Carr, Secretary, FFY Financial Corp., 724 Boardman-Poland Road, Youngstown, Ohio 44512.

Vote Required for Approval of Proposals

      Directors shall be elected by a plurality of the votes cast at the Meeting. Approval of the proposal to ratify the appointment of KPMG LLP as independent auditor requires the affirmative vote of the holders of a majority of the shares actually voted at the Meeting on the matter. Proxies marked to abstain with respect to a proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the vote. One-third of the shares of the Common Stock present in person or represented by proxy shall constitute a quorum for purposes of the Meeting.

Vote Securities and Principal Holders Thereof

      Stockholders of record as of the close of business on August 31, 1999 will be entitled to one vote for each share then held. As of that date, the Corporation had 6,991,165 shares of Common Stock issued and outstanding.

      The following table sets forth information as of June 30, 1999 regarding the share ownership of (i) those persons or entities known by management to beneficially own more than five percent of the Corporation's Common Stock, (ii) the executive officers named below, and (iii) all directors and officers of the Corporation and the Bank as a group.


                                                      Shares
                                                    Beneficially     Percent
Name and Address of Beneficial Owner                  Owned         of Class
------------------------------------                ------------    --------

FFY Financial Corp. Employee Stock Ownership
 and 401(k) Plan(1)                                   989,635        13.9%
724 Boardman-Poland Road
Youngstown, Ohio  44512

Named Officers(2)
-----------------

Jeffrey L. Francis                                    164,425         2.3
President and Chief Executive Officer of the
Corporation and First Federal

Randy L. Shaffer                                      219,743         3.0
Vice President of the Corporation and
First Federal

J. Craig Carr                                          65,678         0.9
Vice President, General Counsel and Secretary of
the Corporation and First Federal

All directors and officers of the Corporation
and the Bank as a group (14 persons)                  863,639       11.6

<F1>  The amount reported represents shares of Common Stock held by the FFY
      Financial Corp. Employee Stock Ownership and 401(k) Plan (the "KSOP"). As of June 30, 1999, 460,409 shares of Common Stock held by the KSOP had been allocated to accounts of participants. First Bankers Trust Company, as trustee of the KSOP, may be deemed to beneficially own the shares held by the KSOP which have not been allocated to the accounts of participants or which have been allocated but have not been voted by participants. Pursuant to the terms of the KSOP, participants in the KSOP have the right to direct the voting of shares allocated to participants accounts. Unallocated shares held by the KSOP are voted by the plan trustee in the same manner that the plan trustee is directed to vote by the majority of the plan participants who directed the plan trustee as to the manner of voting the shares allocated to their plan accounts. As of June 30, 1999, 20,444, 16,872, 13,978 and
      89,984 shares had been allocated to the KSOP accounts of Mr. Francis, Mr. Shaffer, Mr. Carr and all officers as a group, respectively.
      These shares are also included in each individual's/group's respective shares.
<F2>  Amounts include shares held directly and shares held in retirement accounts, shares held by certain members of a named individual's or group member's family, or held by trusts of which a named individual or group member is a trustee or substantial beneficiary with respect to which the named individual or group member may have sole or shared voting and/or investment power. The amounts also include 93,430, 84,080, 33,128 and 303,898 shares subject to options granted under the Corporation's Stock Option and Incentive Plan (the "Stock Option Plan") to Mr. Francis, Mr. Shaffer, Mr. Carr and all directors and officers as a group, respectively.


                          I.  ELECTION OF DIRECTORS

General

      The Board of Directors of the Corporation (the "Board" or the "Board of Directors") is comprised of ten directors and is divided into three classes, each of which contains approximately one-third of the Board. Approximately one-third of the directors are elected annually. Directors of the Corporation are generally elected to serve for a three-year period or until their respective successors are elected and qualified. Myron S. Roh, Chairman of the Board, will retire as Chairman and Director of the Corporation and the Bank effective the date of the Meeting. The Boards of Directors of the Corporation and the Bank appreciate the years of dedicated service provided by Mr. Roh. It is expected that Mr. Roh's successor as Chairman of the Board will be appointed by the Board of Directors of the Corporation on the annual meeting date at the Directors' Organizational Meeting that follows the Annual Meeting.

      The following table sets forth certain information, as of June 30, 1999, regarding the composition of the Board, including their terms of office. The Board of Directors acting as the nominating committee has recommended and approved the nominees identified in the following table. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the meeting FOR the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any nominee may be unable to serve, if elected. Except as disclosed herein, there are no arrangements or understandings between the nominees and any other person pursuant to which the nominee was selected.


                                                                                        Shares of
                                                                             Term      Common Stock    Percent
                                      Position(s) Held in        Director      to      Beneficially       of
         Name           Age(1)          the Corporation          Since(2)    Expire    Owned(3)        Class(3)
         ----           ---           -------------------        --------    ------    ------------    --------

                                          NOMINEES

Jeffrey L. Francis        48      President, CEO and Director      1992       2002        164,425        2.3%
Samuel A. Roth            56      Nominee                                     2002          4,000        0.1
Ronald P. Volpe, Ph.D.    56      Director                         1996       2002         21,890        0.3

                               DIRECTORS CONTINUING IN OFFICE

Marie Izzo Cartwright     46      Director                         1991       2000         54,236        0.8
Henry P. Nemenz           60      Director                         1991       2000         54,918        0.8
W. Terry Patrick          49      Director                         1992       2000         41,594        0.6
A. Gary Bitonte, MD       51      Director                         1990       2001        121,586        1.7
William A. Russell        51      Director                         1998       2001          8,869        0.1
Randy L. Shaffer          48      Vice President and Director      1996       2001        219,743        3.0
Robert L. Wagmiller       55      Director                         1998       2001         10,630        0.1

<F1>  At June 30, 1999.
<F2>  Includes service as a director of the Bank.
<F3>  Includes shares held directly and shares which are held in retirement accounts, or held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective directors may be deemed to have sole or shared voting and/or investment power. The amount also includes 93,430, 19,890, 19,890, 6,630, 84,080 and 6,630 shares subject to options currently exercisable which were granted under the Stock Option Plan to Directors Francis, Volpe, Patrick, Russell, Shaffer and Wagmiller, respectively.


      The business experience of each director of the Corporation is set forth below. All directors have held their present positions for at least five years, unless otherwise indicated.

      Jeffrey L. Francis - Mr. Francis is President and Chief Executive Officer of the Corporation and the Bank. He began his career with the Bank in 1973 and has served in his current capacity since March 1996. Mr. Francis was named Executive Vice President and Treasurer of the Corporation and Executive Vice President and Chief Operating Officer of the Bank in October 1995. Prior to his most recent positions, he was Vice President and Treasurer of the Corporation and the Bank in which capacities he was responsible for managing the Bank's securities portfolio and supervising its data processing, accounting and savings departments. Mr. Francis holds a BBA degree from Kent State University and a MBA from Youngstown State University. Mr. Francis is also President of FFY Holdings, Inc., a wholly-owned subsidiary of the Corporation.

      Samuel A. Roth - Mr. Roth is the President of FirstEnergy Facilities Services Group, a FirstEnergy holding company for the mechanical construction, contracting and energy management companies that FirstEnergy has acquired. Mr. Roth previously served as President and Chief Executive Officer of Roth Bros., Inc., a diversified Engineering and Contracting Corporation. Mr. Roth graduated from Ohio State University in 1966 with a Bachelor of Mechanical Engineering Degree. A licensed professional engineer, Mr. Roth has been involved in the engineering and contracting fields for over thirty years and is registered in Ohio, Pennsylvania, and New Jersey. Mr. Roth has served as president of many professional organizations and has done extensive volunteer work in community organizations.

      Ronald P. Volpe, Ph.D. - Dr. Volpe has been a professor of finance at the Williamson College of Business Administration at Youngstown State University since 1975. Dr. Volpe received his BSBA degree from Youngstown State University, MBA from Central Michigan University and Ph.D. from the University of Pittsburgh. Prior to his career in higher education, he was employed as a member of the accounting and finance staff of The Ford Motor Company in Dearborn, Michigan.

      Marie Izzo Cartwright - Ms. Cartwright has served as Vice President of Corporate Communications and Marketing for Glimcher Properties Limited Partnership since October 1996. Ms. Cartwright formerly served as Vice President of Corporate Communications for DeBartolo Properties Management, Inc. ("DeBartolo"). Ms. Cartwright, who joined DeBartolo in 1985 as Director of Public Relations, was promoted to assistant vice president in 1989 and elevated to vice president in June 1994. An honors graduate of Kent State University with a BA degree in journalism, Ms. Cartwright has 24 years experience in both corporate and agency public relations, marketing and advertising.

      Henry P. Nemenz - Mr. Nemenz has been President of H.P. Nemenz Food Stores since 1976, which owns and operates retail grocery stores in the Youngstown, Ohio area. Since 1995, Mr. Nemenz has also been the President of Food Store Management which operates 16 Save-A-Lot retail grocery stores in Mahoning, Columbiana, Jefferson, Trumbull and Ashtabula counties in northeastern Ohio, as well as stores in Virginia and Pennsylvania.

      W. Terry Patrick - Mr. Patrick has been a partner in the law firm of Friedman & Rummell Co., L.P.A. of Youngstown, Ohio since 1980, where his practice is concentrated in the areas of Business, Estate and Succession Planning. Mr. Patrick also serves as a consultant to numerous regional businesses.

      A. Gary Bitonte, MD - After receiving a Bachelor of Science and Doctor of Medicine degree from The Ohio State University, Dr. Bitonte's exemplary urologic surgery practice spanned 21 years. Currently, he holds faculty-teaching appointments at Northeastern Ohio and Ohio University Medical Schools. He is a consultant for medical prosthetic manufacturers and manages private investments. He is also a Director of FFY Insurance (formerly Daniel W. Landers Insurance), an affiliate of the Corporation.

      William A. Russell - Mr. Russell is the President of Canteen Service of Steel Valley, Inc., a food and vending service company that employees 20 people and has served the surrounding five county area for over 63 years.
He has been associated with Canteen Service of Steel Valley, Inc. for the past 25 years. Mr. Russell graduated from Bowling Green State University in 1969 and went on to serve in the United States Navy from 1970 through 1974.

      Randy L. Shaffer - Mr. Shaffer is Vice President of the Corporation and the Bank, responsible for coordinating the activities of the lending departments and development of lending policies and procedures. Mr. Shaffer has served in various capacities since joining the Bank in 1973 and has served in his current position since 1986. He earned a BA degree in economics from Hiram College, served as a Director of the Youngstown Board of Realtors, and is a member of the Home Builders Association of Mahoning Valley and the Mortgage Bankers of Northeastern Ohio. Mr. Shaffer is also Vice President of FFY Holdings, Inc., a wholly-owned subsidiary of the Corporation.

      Robert L. Wagmiller - Mr. Wagmiller is a Senior Advisor at Hill, Barth and King, Inc., a certified public accounting firm that employs 180 professionals. He has been associated with Hill, Barth and King, Inc. for the past 35 years and has served in his current capacity for the past 22 years. Mr. Wagmiller received his degree in Wholesale Management from Ohio State University and his Bachelor of Science degree in Business Administration from Youngstown State University. He is also a Director of FFY Insurance (formerly Daniel W. Landers Insurance), an affiliate of the Corporation.

Meetings and Committees of the Board of Directors

      Meetings and Committees of the Corporation. The Board of Directors meets quarterly and may have additional special meetings upon the written request of the President or at least three directors. The Board of Directors met 12 times during the year ended June 30, 1999. During fiscal year 1999, no incumbent director of the Corporation attended fewer than 75% of the aggregate total number of meetings of the Board and committees on which he or she served. The Board of Directors of the Corporation has standing Stock Option, Audit and Executive Committees.

      During fiscal year 1999, the members of the Corporation's Stock Option Committee were Directors Bitonte (Chairman), Nemenz and Patrick. The Stock Option Committee is responsible for administering the Corporation's Stock Option Plan. The Stock Option Committee met one time in fiscal year 1999.

      The Audit Committee is responsible for selecting the Corporation's independent auditors and meeting with the independent auditors to outline the scope and review the results of the annual audit. The Audit Committee also meets with the Corporation's internal audit staff on a periodic basis. During fiscal year 1999, the members of this committee were Directors Roh (Chairman), Cartwright, Nemenz, Volpe and Wagmiller. The Audit Committee met five times during fiscal year 1999.

      During fiscal year 1999, the members of the Executive Committee were Directors Francis (Chairman), Bitonte, Nemenz, Roh, Shaffer and Patrick. To the extent authorized by the Board of Directors and by the Corporation's bylaws, this committee exercises all of the authority of the Board of Directors between Board meetings. The Executive Committee did not meet during fiscal 1999.

      The entire Board of Directors acts as a nominating committee for selecting nominees for election as directors. While the Board of Directors of the Corporation will consider nominees recommended by stockholders, the Board has not actively solicited such nominations. The Board of Directors met one time during fiscal 1999 in its capacity as a nominating committee. Pursuant to the Corporation's bylaws, nominations for directors by stockholders must be made in writing and delivered to the Secretary of the Corporation at least 60 days prior to the meeting date. If, however, less than 70 days' notice of the date of the meeting is first given or made to stockholders by public announcement or mail, then nominations must be received by the Corporation not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or the day on which public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Corporation's bylaws.

      Meetings and Committees of the Bank. The Bank's Board of Directors meets monthly and may hold additional special meetings upon the written request of the President or at least three directors. The Board of Directors met 13 times during the year ended June 30, 1999. During fiscal year 1999, no incumbent director of the Bank attended fewer than 75% of the aggregate total number of meetings of the Board and committees on which he or she served. The Bank has standing Executive, Audit and Compensation Committees. The Bank also has other committees which meet as needed to review various other functions of the Bank.

      The Bank's Executive Committee exercises the powers of the full Board of Directors between Board Meetings, except that this committee does not have the authority of the Board to amend the charter or bylaws, adopt a plan of merger, consolidation, dissolution, or provide for the disposition of all or substantially all of the property and assets of the Bank. During fiscal year 1999, the Executive Committee was composed of Directors Francis (Chairman), Bitonte, Nemenz, Roh, Patrick and Shaffer. The Executive Committee met 15 times during the fiscal year ended June 30, 1999.

      The Audit Committee is responsible for selecting the Bank's independent auditors and meeting with the independent auditors to outline the scope and review the results of the annual audit. The Audit Committee also meets with the Bank's internal audit staff on a periodic basis. During fiscal year 1999, the members of this committee were Directors Roh
(Chairman), Cartwright, Nemenz, Volpe and Wagmiller.   This Committee held
five meetings during fiscal year 1999.

      The Bank's Compensation Committee recommends employee compensation, benefits and personnel policies to the Board of Directors, as well as salaries and bonuses for executive officers. The members of this committee during fiscal year 1999 were Directors Patrick (Chairman), Bitonte, Nemenz, Russell and Roh. The Compensation Committee held five meetings during the fiscal year ended June 30, 1999.

      Director Compensation. Each director of the Corporation is paid a fee of $100 per Board meeting attended. Each non-employee member of a committee of the Corporation's Board of Directors is paid $50 per committee meeting attended. Each director of the Bank is paid a fee of $1,250 per quarter plus $450 per Board meeting attended. Each non-employee member of a committee of the Bank's Board of Directors is paid $150 per committee meeting attended, and the Chairman of each committee of the Bank's Board of Directors receives $200 per committee meeting attended. Bank directors who are employed by the Bank do not receive a fee for attending committee meetings.

      On October 21, 1998, Directors Russell and Wagmiller were each granted an option to purchase 9,945 shares of Common Stock at an exercise price of $27.625, the market value per share of the Common Stock on the grant date. (The number of shares and exercise price were adjusted to 19,890 and $13.8125, respectively, to reflect the Stock Dividend.) One-third, or 6,630, of these shares vested on April 21, 1999, another 6,630 shares are scheduled to vest on April 21, 2000, and the remaining 6,630 shares are scheduled to vest on April 21, 2001.

      Assuming his election to the Board of Directors, Mr. Roth will, on October 20, 1999, be granted an option to purchase 19,890 shares of Common Stock at an exercise price equal to the fair market value of the Corporation's common stock on that date. One-third, or 6,630 of these shares will vest on April 20, 2000, another 6,630 shares will vest on April 20, 2001 and the remaining 6,630 shares will vest on April 20, 2002.

Executive Compensation

      The following table sets forth information concerning the compensation for services in all capacities to the Corporation for the years ended June 30, 1999, 1998 and 1997 for (i) the Corporation's Chief Executive Officer and (ii) the other executive officers of the Corporation and the Bank whose salary and bonus for fiscal 1999 exceeded $100,000 (the "named executives").


                                             Summary Compensation Table
----------------------------------------------------------------------------------------------------------------------
                                                                                      Long Term
                                             Annual Compensation                 Compensation Awards
                                   ---------------------------------------    ------------------------
                                                            Other Annual       Restricted     Options/      All Other
   Name and Principal              Salary(5)     Bonus     Compensation(1)    Stock Awards      SARs      Compensation
        Position           Year       ($)         ($)            ($)              ($)            (#)           ($)
----------------------------------------------------------------------------------------------------------------------

Jeffrey L. Francis         1999    $186,908     $40,000         $---              $---          ---       $63,957 (2)
President and Chief        1998     160,750      40,000          ---               ---          ---        59,955 (3)
Executive Officer          1997     114,746      44,391          ---               ---          ---        55,621 (4)
----------------------------------------------------------------------------------------------------------------------
Randy L. Shaffer           1999    $104,338     $18,000         $---              $---          ---       $45,829 (2)
Vice President             1998     102,010      18,000          ---               ---          ---        41,820 (3)
                           1997      94,955      22,688          ---               ---          ---        46,101 (4)
----------------------------------------------------------------------------------------------------------------------
J. Craig Carr              1999    $ 84,586     $18,000         $---              $---          ---       $41,754 (2)
Vice President, General    1998      82,236      18,000          ---               ---          ---        37,741 (3)
Counsel and Secretary      1997      74,718      21,838          ---               ---          ---        41,206 (4)
----------------------------------------------------------------------------------------------------------------------

<F1>  Does not include perquisites which did not exceed the lesser of
      $50,000 or 10% of the named individuals' salary and bonus.
<F2>  1999 amounts represent allocations under the Corporation's KSOP and term life insurance premiums. These amounts respectively include $62,965 and $992 paid for Mr. Francis; $45,159 and $670 paid for Mr. Shaffer; and $41,149 and $605 paid for Mr. Carr.
<F3>  1998 amounts represent allocations under the Corporation's KSOP and term life insurance premiums. These amounts respectively include $59,498 and $457 paid for Mr. Francis; $41,522 and $298 paid for Mr. Shaffer; and $37,476 and $265 paid for Mr. Carr.
<F4>  1997 amounts represent allocations under Corporation's KSOP, the present value payout from the termination of the Supplemental Executive Retirement Plan ("SERP") and term life insurance premiums paid on behalf of the executives. These amounts respectively include $47,445, $7,313 and $863 paid for Mr. Francis; $38,488, $7,009 and
      $604 paid for Mr. Shaffer; and $32,643, $8,563 and $-0- paid for Mr.
      Carr.
<F5>  For Messrs. Francis and Shaffer, amounts includes fees for services as directors of the Corporation and Bank. Mr. Francis earned $11,900 in 1999: $10,750 in 1998; and $9,125 in 1997. Mr. Shaffer earned $11,750 in 1998: $10,750 in 1998; and $9,125 in 1997.  For Mr. Carr amounts include compensation for attending meetings of the Corporation's Board of Directors, $250 in 1999; $-0- in 1998; and $-0- in 1997.


      The table below provides information as to options exercised by each of the named executives for the fiscal year ended June 30, 1999 and the value of the options held by such executives at year-end measured in terms of the $19.00 closing price of the Corporation's Common Stock on June 30, 1999.


                                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                           AND FY-END OPTION/SAR VALUES
---------------------------------------------------------------------------------------------------------------------
                              Value Realized                      Number of              Value of Unexercised in-the-
                      from Exercise of Options in the    Unexercised Options/SARs at         Money Options/SARs at
                            current fiscal year                June 30, 1999(1)                June 30, 1999(2)
                      -------------------------------    ----------------------------    ----------------------------
                      Shares Acquired       Value        Exercisable    Unexercisable    Exercisable    Unexercisable
Name                  on Exercise (#)    Realized ($)        (#)             (#)              ($)            ($)
---------------------------------------------------------------------------------------------------------------------

Jeffrey L. Francis           ---               ---         93,430            ---         $1,308,020          $---
Randy L. Shaffer           1,600           $18,600         84,080            ---          1,177,120           ---
J. Craig Carr                ---               ---         33,128            ---            463,792           ---

<F1>  Amounts have been adjusted to reflect the Stock Dividend.
<F2>  The difference between the aggregate option exercise price and the fair market value of the underlying shares at June 30, 1999.

      All options for the three executives named above were granted as of the date of the Bank's conversion to stock form (June 28, 1993) and expire 10 years from the date of grant. The exercise price for options was set at the market price on the date of grant ($5.00 after the adjustment for the Stock Dividend).

      Employment Agreements. The Bank has employment agreements with Messrs. Francis and Shaffer. The employment agreements are designed to assist the Bank in maintaining a stable and competent management team. The continued success of the Bank depends to a significant degree on the skills and competence of its officers. These agreements were filed with, and approved by, the Office of Thrift Supervision (the OTS) as part of the application of the Corporation for approval to become a savings and loan holding company. The employment agreements provide for annual base salary and an initial term of three years. The agreements provide for extensions of one year, in addition to the then-remaining term under the agreement, on each anniversary of the effective date of the agreements (June 28, 1993) subject to a formal performance evaluation performed by disinterested members of the Board of Directors of the Bank. The agreements were extended for an additional year on June 15, 1999. The agreements provide for termination upon the employee's death, for cause or upon certain events specified by OTS regulations. The employment agreements are also terminable by the employee upon 90 days' notice to the Bank.

      The employment agreements provide for payment to the employee of his salary for the remainder of the term of the agreement, plus up to 299% of the employee's base compensation, in the event there is a "change in control" of the Bank where employment terminates involuntarily in connection with such change in control or within twelve months thereafter. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), to be contingent on a "change in control" and may not equal or exceed three times the employee's average annual compensation over the most recent five year period or be non-deductible by the Bank for federal income tax purposes. For the purposes of the employment agreements, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. Sections 574.3 or
574.4. Such events would generally be triggered prior to the acquisition or control of 10% of the Common Stock. The agreements also provide for participation in an equitable manner in employee benefits applicable to executive personnel.

      Based on their current salaries, if Messrs. Francis's and Shaffer's employment had been terminated as of June 30, 1999, under circumstances entitling them to severance pay as described above, they would have been entitled to receive lump sum cash payments of approximately $536,000 and $366,000, respectively.

Report on Executive Compensation

      The Committee. The responsibility of compensation matters for the Corporation rests with the Compensation Committee of the Board of Directors (the "Compensation Committee"). The members of the Compensation Committee are independent directors of the Corporation and the Bank. Mr. Francis attends committee meetings to present recommendations and to provide information. However, he does not participate in any deliberations regarding his own compensation. The Compensation Committee met five times during the year ended June 30, 1999. The most significant issues addressed each year by the Compensation Committee are: 1) approval of salary adjustments for officers of the Corporation and Bank; 2) approval of payments under the Bank's executive bonus plan; and 3) completion of evaluations of the performance of executive officers in accordance with the provisions of employment contracts.

      Salary Adjustments. Effective July 1, 1998, the base salary of Mr. Francis was increased from $150,000 per year to $175,000 per year. No changes have been made to this base salary since that time. Discussions of annual salary adjustments for other executives were held in December 1998 for calendar year 1999. In determining Mr. Francis' compensation, the Compensation Committee considered the following: (i) salary information for the chief executive officers of comparable institutions gathered from local, regional and national salary surveys; (ii) information from proxy statements of publicly traded banks and thrifts; (iii) the financial performance of the Corporation during the preceding year as measured by return on assets and equity, loan loss and delinquency levels, total general and administrative expenses and earnings per share, with regard to both the absolute level of such measures and as compared to peer institutions, including similar publicly traded thrift holding companies; (iv) regional and national statistics; (v) regulatory examination comments received during the preceding year; and (vi) the Bank's progress toward completing a number of long-term initiatives, as monitored by the Board of Directors. The Bank's other executive officers were also reviewed based upon the same criteria. The percentage increase in base salary for each of the Bank's five highest paid executive officers, other than Mr. Francis, was less than 4%.

      Bonus. The Bank has a long history of paying annual bonuses based on annual net income. The Compensation Committee believes that these payments more closely tie employee compensation to the Corporation's annual performance and act as an incentive for management to work toward increasing net income. A bonus totaling 2% of pre-tax net income of the Bank is distributed annually following the completion of the fiscal year. Payments under this plan are allocated on a discretionary basis to those individuals who, in the opinion of the Compensation Committee and the Board of Directors, most contributed to the success of the Bank during the year.
For the year ended June 30, 1999, select officers of the Corporation and the Bank received payments under the Bank's discretionary bonus plan. Mr. Francis' payment totaled $40,000, the same amount that he received for fiscal 1998. The five highest paid executives of the Corporation and the Bank (other than Mr. Francis) also received bonuses in fiscal 1999 equal to that received in fiscal 1998. The Compensation Committee continues to evaluate the Corporation's compensation arrangements with a focus on return on equity, earnings per share growth and individual performance.

      Performance Evaluations. As noted above, during each year the Compensation Committee completes performance evaluations of the executive officers of the Corporation. Each executive officer was evaluated based on experience, knowledge and his or her vision of the Corporation's future.
The evaluation process included a written evaluation by Mr. Francis and individual interviews with the Compensation Committee. Among other items, the Compensation Committee considered Corporation performance statistics as objective measures of performance, as well as discussion of progress toward goals established the previous year. The committee prepared and presented a written report of each evaluation, which was reviewed by the entire Board of Directors in July 1999.

      Stock Options/Restricted Stock. During 1993, the stockholders of the Corporation ratified the Corporation's Stock Option and Recognition and Retention Plans. During the fiscal year ended June 30, 1999 no grants were made to executive officers under the Company's Stock Option Plan or Recognition and Retention Plan.

      The foregoing report on executive compensation was furnished by the Compensation Committee of the Board of Directors:

      W. Terry Patrick, Chairman      Henry P. Nemenz      A. Gary Bitonte
      Myron S. Roh                    William A. Russell

Stockholder Return Performance Presentation

      The line graph below compares the cumulative total stockholder return on the Corporation's common stock to the cumulative total return of the NASDAQ Stock Market Index and the NASDAQ Banking Index for the period June 30, 1994 through June 30, 1999. The graph assumes that $100 was invested on June 30, 1994 and that all dividends were reinvested. The performance shown on the graph below is not necessarily indicative of future performance. The Corporation became a publicly traded company on June 28, 1993.

                           PERFORMANCE GRAPH DATA
                                JUNE 30, 1998


                                          NASDAQ       NASDAQ
                               FFYF         US          BANK
                               ----       ------       ------

               06/30/94      100.000      100.000      100.000
               07/29/94      108.026      102.054      101.387
               08/31/94      115.448      108.557      103.976
               09/30/94      117.097      108.280      101.105
               10/31/94      125.349      110.392       98.067
               11/30/94      129.500      106.734       93.974
               12/30/94      126.179      107.024       93.431
               01/31/95      125.344      107.639       96.568
               02/28/95      121.166      113.329      101.292
               03/31/95      119.494      116.693      102.292
               04/28/95      120.335      120.368      105.127
               05/31/95      122.859      123.482      108.348
               06/30/95      129.591      133.482      112.956
               07/31/95      151.479      143.284      118.277
               08/31/95      152.325      146.193      124.644
               09/29/95      143.016      149.559      127.521
               10/31/95      148.270      148.697      129.603
               11/30/95      144.861      152.185      136.267
               12/29/95      143.157      151.380      139.213
               01/31/96      146.739      152.137      139.538
               02/29/96      151.030      157.937      141.454
               03/29/96      155.321      158.467      144.697
               04/30/96      158.066      171.595      143.960
               05/31/96      154.611      179.468      146.377
               06/28/96      164.113      171.378      147.101
               07/31/96      166.003      156.122      145.269
               08/30/96      166.872      164.878      155.331
               09/20/96      166.872      177.482      162.777
               10/31/96      173.300      175.517      169.985
               11/29/96      181.789      186.407      182.690
               12/31/96      177.238      186.251      183.812
               01/31/97      178.038      199.468      194.035
               02/28/97      177.156      188.436      204.987
               03/31/97      179.801      176.149      197.605
               04/30/97      182.799      181.634      202.044
               05/30/97      186.349      202.209      214.660
               06/30/97      184.574      208.424      229.935
               07/31/97      184.929      230.386      247.579
               08/29/97      193.862      230.041      245.564
               09/30/97      199.223      243.681      271.173
               10/31/97      206.914      230.987      272.270
               11/28/97      214.111      232.218      282.881
               12/31/97      238.401      228.224      307.753
               01/30/98      231.744      235.446      294.231
               02/27/98      248.039      257.586      310.471
               03/31/98      241.702      267.090      325.309
               04/30/98      254.905      271.588      329.356
               05/29/98      236.698      256.513      318.037
               06/30/98      236.698      274.429      318.659
               07/31/98      248.168      271.209      309.130
               08/31/98      228.938      217.660      251.818
               09/30/98      196.886      247.874      269.010
               10/30/98      228.563      258.590      288.547
               11/30/98      238.701      284.697      297.657
               12/31/98      257.133      321.591      305.648
               01/29/99      262.483      368.289      298.079
               02/26/99      261.555      335.254      295.600
               03/31/99      272.685      359.462      293.384
               04/30/99      274.339      369.058      314.994
               05/28/99      272.473      360.420      309.777
               06/30/99      283.670      392.512      314.866


      Certain Transactions. The Bank, like many financial institutions, has followed a policy of granting various types of loans to officers, directors and employees. All loans by the Bank to its directors and executive officers are subject to OTS regulations restricting loans and other transactions with affiliated persons of the Bank. Since August 9, 1989, federal law has required that all such loans be made on terms and conditions comparable to those for similar transactions with non-affiliates (including interest rates and loan fees).

      All transactions between the Corporation or the Bank and its officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, other than those originated prior to August 9, 1989 or at a time when the borrower was not an executive officer or director, were made in the ordinary course of business with substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with other persons, do not involve more than the normal risk of collectibility or present other unfavorable features and are approved by a majority of disinterested directors of the Corporation or Bank, if any.

      The following table sets forth certain information as to loans made by the Bank to any of its directors or executive officers on terms more favorable than for similar loans to public borrowers and whose aggregate indebtedness to First Federal exceeded $60,000 at any time since June 30, 1998. The loan listed is a residential first mortgage loan secured by the borrower's principal place of residence.


                                                              Largest
                                                               Amount                              Interest
                                                            Outstanding        Balance as of      Rate as of
Name and Position     Date of Loan    Type of Loan      Since June 30, 1998    June 30, 1999    June 30, 1999
-----------------     ------------    ------------      -------------------    -------------    -------------

David S. Hinkle         11/25/94      Residential(1)         $128,193             $125,328          6.95%
Vice President

<F1>  This loan was made to an immediate family member of Mr. Hinkle who was also a non-executive officer employee of the Bank entitled to receive a 1.0% reduction on the interest rate as well as reduced closing costs consistent with the Bank's policy and Federal law.

              II.  RATIFICATION OF THE APPOINTMENT OF AUDITORS

      The Board of Directors has appointed KPMG LLP as the Corporation's auditors for the 2000 fiscal year, subject to the ratification of such appointment by the Corporation's stockholders at the Meeting. KPMG LLP has been the Corporation's auditors since February, 1996. Representatives of KPMG LLP are expected to attend the Meeting to respond to appropriate questions and to make a statement if they so desire.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE CORPORATION'S AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 2000.

                            SHAREHOLDER PROPOSALS

      In order to be eligible for inclusion in the Corporation's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation's executive offices, 724 Boardman-Poland Road, Youngstown, Ohio, no later than May 23, 2000. Any proposal submitted will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 and, as with any stockholder proposal (regardless of whether included in the Corporation's proxy materials), the Corporation's Certificate of Incorporation and Bylaws and Delaware law. Under the proxy rules, in the event that the Corporation receives notice of a stockholder proposal to take action at the next Annual Meeting that is not submitted for inclusion in the Corporation's proxy materials, or is submitted for inclusion but is properly excluded from the Company's proxy materials, the persons named in the form of proxy sent by the Corporation to its stockholders intend to exercise their discretion to vote on the proposal in accordance with their best judgment if notice of the proposal is not received at the main office of the Corporation by the Deadline (as defined below). In addition to the provision of the proxy rules regarding discretionary voting authority described in the preceding sentence, the Corporation's Bylaws provide that if notice of a stockholder proposal to take action at the next Annual Meeting is not received at the main office of the Corporation by the Deadline, the proposal will not be recognized as a matter proper for submission to the Corporation's stockholders and will not be eligible for presentation at such meeting. The "Deadline" means August 21, 2000; however, in the event the next Annual Meeting is held before September 30, 2000 or after December 19, 2000, the "Deadline" means the close of business on the later of the 60th day prior to the date of the next Annual Meeting or the tenth day following the earlier of the day on which notice of the date of the next Annual Meeting is first mailed or the day on which public announcement of the date of the next Annual Meeting is first made.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

      Based solely upon a review of the copies of such reports furnished to the Corporation, or written representations that no other reports were required, the Corporation believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended June 30, 1999, except for the inadvertent failure to timely report on Form 4 an option exercise by Director Shaffer.

                                OTHER MATTERS

      The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

      The cost of solicitation of proxies will be borne by the Corporation. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Corporation Common Stock. In addition to solicitation by mail, directors and officers of the Corporation and regular employees of the Bank may solicit proxies personally or by telegraph or telephone, without additional compensation.

                                       By Order of the Board of Directors,


                                       J. Craig Carr
                                       Secretary

Youngstown, Ohio
September 20, 1999
15


                               REVOCABLE PROXY
                             FFY FINANCIAL CORP.
                 ------------------------------------------
                       ANNUAL MEETING OF STOCKHOLDERS
                              OCTOBER 20, 1999
                 ------------------------------------------

      The undersigned hereby appoints the Board of Directors of FFY Financial Corp. (the "Company"), and its survivor, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting"), to be held on Wednesday, October 20, 1999 at The Holiday Inn, located at 7410 South Avenue, Youngstown, Ohio, at 10:00 a.m., Youngstown, Ohio time, and at any and all adjournments and postponements thereof, as follows:

I.   The election as directors of all nominees listed below:  FOR  WITHHELD
                                                              [ ]    [ ]

INSTRUCTION:  TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
              LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

              Jeffrey L. Francis   Samuel A. Roth   Ronald P. Volpe, Ph.D.

II. The ratification of the appointment of KPMG LLP as independent Auditors for the Company for the fiscal year ending June 30, 2000.
                          FOR    AGAINST    ABSTAIN
                          [ ]      [ ]        [ ]

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

    The Board of Directors recommends a vote "FOR" the listed proposals.

---------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
---------------------------------------------------------------------------


FFY Financial Corp.
c/o Corporate Trust Services
Mail Drop 10AT66-4129
38 Fountain Square Plaza
Cincinnati, OH 45263

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      This Proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than this Proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of this Proxy). If this Proxy is properly revoked as described above, then the power of the Board of Directors to act as attorney or proxy for the undersigned shall be deemed terminated and of no further force and effect.

      The undersigned acknowledges receipt from the Company, prior to the execution of this Proxy, of a Notice of the Meeting, a Proxy Statement and the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1999.


                    ________________________________________________, 1999

                    _______________________________________________________
                    Print Name of  Stockholder    Print Name of Stockholder


                    _______________________________________________________
                    Signature of Stockholder      Signature of Stockholder
                    Please sign exactly as your name appears above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.